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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Willamette Industries, Inc.:

We consent to the inclusion in the Form 8-K/A of Weyerhaeuser Company, to be filed on or about February 28, 2002, and the incorporation by reference in the Weyerhaeuser Company Registration Statement on Form S-3 No. 333-72356 and the Weyerhaeuser Company Registration Statement on Form S-4 No. 333-82376, of our report dated February 11, 2002, relating to the consolidated balance sheets of Willamette Industries, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001 annual report on Form 10-K of Willamette Industries, Inc.

/s/ KPMG LLP

Portland, Oregon
February 28, 2002